SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

COMMISSION FILE NUMBER: ______

MICRON ENVIRO SYSTEMS, INC.
(Exact name of small business issuer as specified in its charter)
Nevada		98-0202944
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

789 West Pender Street, Suite 460, Vancouver, British Columbia		V6C 1H2
(Address of principal executive offices)		(Zip Code)
604.646-6903 (Issuer's Telephone Number, including Area Code)

Non-Qualified Stock Option Agreements with Graeme Sewell

Non-Qualified Stock Option Agreements with Jason Gigliotti

 (Full Title of the Plan)

Thomas E. Stepp, Jr.

STEPP LAW GROUP

1301 Dove Street

Suite 460

Newport Beach, California 92660

(Name and Address of Agent for Service)

949.660.9700

 (Telephone Number of Agent for Service)

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, $.001 par value	2,500,000	$ 0.02	$50,000	$4.05

(1)

Consists of underlying shares pursuant to a Non-Qualified Stock Option Agreements with Graeme Sewell and Jason Gigliotti.

PART I

Item 1. The Plan Information.

Micron Enviro Systems, Inc. ("we", "our") entered into the following Non-Qualified Stock Option Agreements ("Option Agreement"):

1)

pursuant to our 2003 Non-Qualified Stock Option Plan ("2003 Option Plan"), with Jason Gigliotti on July 8, 2003; and

2)

pursuant to our 2003 Option Plan, with Graeme Sewell on July 8, 2003.

Option Plans

The 2003 Option Plan is effective from April 3, 2003 until December 31, 2010, within this term we can grant options to persons eligible to participate in the 2003 Option Plan.

Any Option shall be exercisable at such times, in such amounts and during such period or periods as we shall determine at the date of the grant of such Option.  To the extent that an Option is not exercised within the period of exerciseability, the unexercised amount of such Option will expire.

The Options are not transferable during the lifetime on the optionee, but may be exercised by the optionee's heirs for up to six months after the optionee's death.

The 2003 Option Plan administrator consists of our board of directors.  We may at any time and for any or no reason suspend or terminate the 2003 Option Plan.  No Options may be granted while the 2003 Option Plan is suspended or after it has been terminated.  Options granted while the 2003 Option Plan is in effect will not be altered or impaired by the subsequent suspension or termination of the 2003 Option Plan.

The total number of shares of our common stock which may be purchased pursuant to the exercise of Options shall not exceed ten million (10,000,000) shares of our authorized common stock, $.001 par value per share under the 2002 Option Plan and ten million (10,000,000) shares of our authorized common stock, $.001 par value per share under the 2003 Option Plan.

The Options may only be granted to our directors, officers, employees as well as selected and qualified independent contractors.

Option Agreements

On July 8, 2003, Mr. Gigliotti was granted the right and option to purchase up to 1,000,000 of our shares at an exercise price of $0.02 per share until October 6, 2003, pursuant to our 2003 Option Plan.  A copy of the Option Agreement is included in this Registration Statement as Exhibit 10.2.

On July 8, 2003, Mr. Sewell was granted the right and option to purchase up to 1,500,000 of our shares at an exercise price of $0.02 per share until October 6, 2003, pursuant to our 2003 Option Plan.  A copy of the Option Agreement is included in this Registration Statement as Exhibit 10.3.

Mr. Gigliotti and Mr. Sewell may exercise their Options by delivering a notice of exercise to us accompanied by a certified or cashier's check, or promissory note in payment of the Option purchase price.

Item 2. Registrant Information and Employee Plan Annual Information.

Not applicable.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

We incorporate the following documents by reference in this Registration Statement:

(a)

Our latest Annual Report on Form 10-KSB/A for the year ended December 31, 2002 filed with the Securities and Exchange Commission on April 11, 2003;

(b) All of our other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), since the fiscal year ended December 31, 2002;

(c) The description of our common stock contained in the registration statement on Form 10-SB filed with the Securities and Exchange Commission on May 13, 1999, as amended on September 3, 1999; and

(d) All other reports (and documents) filed by us after the date of this Registration Statement pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing such documents.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

No "expert", as that term is defined pursuant to Regulation Section 228.509(a) of Regulation S-B, or our "counsel", as that term is defined pursuant to Regulation Section 228.509(b) of Regulation S-B, was hired on a contingent basis, or will receive a direct or indirect interest in the registrant, or was a promoter, underwriter, voting trustee, director, officer, or employee of the company, at any time prior to the filing of this Registration Statement.

Item 6. Indemnification of Directors and Officers.

Our Articles of Incorporation and Bylaws designate the relative duties and responsibilities of our officers, establish procedures for actions by directors and shareholders and other items.  Our Articles of Incorporation and Bylaws also contain extensive indemnification provisions, which will permit us to indemnify our officers and directors to the maximum extent provided by Nevada law.  Pursuant to our Articles of Incorporation and under Nevada law, our directors and officers are generally not liable to us or our shareholders for damages as a result of any act or failure to act in his capacity as a director or officer unless it is proven that: (i) the act or failure to act of such officer or director constituted a breach of his fiduciary duties; and (ii) his breach of those duties involve intentional misconduct, fraud or a knowing violation of law.

On July 17, 2002, we entered into Indemnification Agreements with our directors and officers, which provide the indemnitee with the maximum indemnification allowed under applicable law.  Since the Nevada statutes are non-exclusive, it is possible that certain claims beyond the scope of the statute may be indemnifiable.  The indemnification agreement provides a scheme of indemnification, which may be broader than that specifically provided by Nevada law.  It has not yet been determined, however, to what extent the indemnification expressly permitted by Nevada law may be expanded, and therefore the scope of indemnification provided by the indemnification agreement may be subject to future judicial interpretation.

The indemnification agreement provides that we are to indemnify an indemnitee, who is or was a party or becomes a party or is threatened to be made a party to any threatened, pending or completed action or proceeding whether civil, criminal, administrative or investigative by reason of the fact that the indemnitee is or was one of our directors, officers, key employees or agents.  We are to advance all expenses, judgments, fines, penalties and amounts paid in settlement incurred by the indemnitee in connection with the investigation, defense, settlement or appeal of any civil or criminal action or proceeding as described above.  The indemnitee is to repay such amounts advanced only if it shall be ultimately determined that he or she is not entitled to be indemnified by us.  Any award of indemnification to an indemnitee, if not covered by insurance, would come directly from our assets, thereby affecting a shareholder's investment.

IN THE OPINION OF THE SECURITIES AND EXCHANGE COMMISSION,  INDEMNIFICATION FOR  LIABILITIES  ARISING  PURSUANT TO THE SECURITIES ACT OF 1933 IS CONTRARY TO PUBLIC POLICY AND, THEREFORE, UNENFORCEABLE.

Item 7. Exemption from Registration Claimed.

Not applicable

Item 8. Exhibits.

3.1

Corporate Charter*

3.2

Articles of Incorporation*

3.3

Certificate of Amendment to Articles of Incorporation*

3.4

Bylaws*

5          Opinion of Stepp Law Group

10.1

2003 Non-Qualified Stock Option Plan**

10.2    2003 Non-Qualified Stock Option Agreement with Jason Gigliotti dated July 8, 2003

10.3    2003 Non-Qualified Stock Option Agreement with Graeme Sewell dated July 8, 2003

23.1     Consent of Stepp Law Group (contained in its opinion filed as Exhibit 5 to this Registration Statement)

23.2

Consent of Williams and Webster

*Filed as exhibits to our Registration Statement on Form 10-SB on May 13, 1999, and incorporated herein by this reference.

** Filed as exhibit to our Annual Report on Form 10-KSB/A on April 11, 2003 and incorporated herein by this reference.

Item 9. Undertakings.

     The registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post- effective amendment to this registration statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) to specify in the prospectus any facts or events occurring after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information specified in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of the securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be specified in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) (Section 230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; provided, however, that paragraphs (1)(i) and (1)(ii) shall not apply if the information required to be included in a post-effective amendment by those clauses is specified in periodic reports filed by the registrant pursuant to the provisions of Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement;

(iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement.

(2) That, for the purpose of determining any liability pursuant to the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities offered at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The registrant hereby undertakes that, for purposes of determining any liability pursuant to the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act  (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising pursuant to the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel that matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by the registrant is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies it has reasonable grounds to believe that the registrant satisfies all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Vancouver, British Columbia, on July 30, 2003.

MICRON ENVIRO SYSTEMS, INC.,

a Nevada corporation

/s/ Bernard McDougall

_____________________

Bernard McDougall, Director and President

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on July 30, 2003, who are the directors of the registrant's board of directors and who shall administer and enforce the Stock Option Agreements with Graeme Sewell and Jason Gigliotti.

Signature and Title

 /s/ Bernard McDougall

______________________

Bernard McDougall, Director and President

/s/ Stephen J. Amdahl

_____________________

Stephen J. Amdahl, Director

/s/ Conrad Clemiss

_______________________

Conrad Clemiss, Director

Exhibit 5

July 31, 2003

Micron Enviro Systems, Inc.

789 West Pender Street

Suite 460

Vancouver, British Columbia V6C 1H2

Re:

Registration Statement on Form S-8

Attention:

Negar Towfigh

Dear Ms. Towfigh:

We have been retained by Micron Enviro Systems, Inc., a Nevada corporation (the "Company"), as special counsel to examine a Registration Statement on Form S-8 which the Company intends to file with the Securities and Exchange Commission (the "Commission") on or about July 31,2003, in connection with the registration pursuant to the Securities Act of 1933, as amended (the "Act"), of 2,500,000 shares of common stock, $.001 par value, to be issued by the Company (the "Shares") (the "Registration Statement"). The Shares will be issued to Graeme Sewell and Jason Gigliotti, as consultants to the Company,  pursuant to the terms and subject to the conditions of Non-Qualified Stock Option Agreements, copies of which are attached  as exhibits to the Registration Statement (the"Agreements").

In furnishing the opinion specified in this letter, we examined such documents and reviewed such questions of law as we considered necessary or appropriate. Based upon the foregoing, and relying solely thereon, and assuming that the Shares will be issued on the terms and subject to the conditions of the Registration Statement and  the Agreements, it is our opinion that the Shares, when issued, subject to the effectiveness of the Registration Statement and compliance with applicable securities and other laws of any state or other jurisdiction in which the Shares will be offered and sold, will be duly authorized, validly issued, and non-assessable. We express no opinion as to compliance with the securities laws or other laws in any particular jurisdiction in which the Shares are proposed to be sold and as to the effect, if any, which non-compliance with such laws might have regarding the transactions contemplated by this letter.

This opinion is as of the date of this letter.  We consent to the use of this opinion as an exhibit to the Registration Statement.  In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required pursuant to Section 7 of the Act or the rules and regulations of the Commission pursuant thereto. Nothing in this letter shall be deemed to relate to or constitute an opinion concerning any matters not specifically set forth in this letter.

The Company is hereby advised, urged, and encouraged to retain qualified and competent securities counsel in each particular jurisdiction in which the Shares may be offered and sold regarding compliance with the securities laws of such jurisdiction.

Sincerely,

STEPP LAW GROUP

/s/ Thomas E. Stepp, Jr.

By: Thomas E. Stepp, Jr.

Exhibit 10.2

NONQUALIFIED STOCK OPTION AGREEMENT

        THIS NONQUALIFIED STOCK OPTION AGREEMENT ("Agreement") is made and entered into in duplicate this 8th day of July, 2003, by and among Micron Enviro Systems, Inc., a Nevada corporation ("Corporation"), and Jason Gigliotti ("Grantee"), with respect to the following facts:

        Pursuant and subject to the Micron Enviro Systems, Inc. 2003 Stock Option Plan, a copy of which is furnished to the Grantee with a copy of this Agreement and the provisions of which, by this reference, are made a part of this Agreement as though specified completely and specifically verbatim in this Agreement ("Plan"), the Corporation's Board of Directors has determined that it is in the best interests of the Corporation and its stockholders to grant the option provided for herein to the Grantee. The parties agree as follows:

        1.     GRANT OF OPTION. For value received, the Corporation hereby grants to the Grantee the right and option to purchase, on the terms and subject to the conditions specified in this Agreement, ONE MILLION (1,000,000) shares of the Corporation's $.001 par value common stock. The purchase price shall be $0.02 per share.

        2.     TIME AND MANNER OF EXERCISE. From and after July 8, 2003, and during and until October 6, 2003, the Grantee shall have the right to purchase from the Corporation 1,000,000 shares of the Corporation's $.001 par value common stock ("Option"). The Grantee shall exercise the Option by delivery to the Corporation of a notice of exercise accompanied by a certified or cashier's check or promissory note in payment of the Option purchase price. Promptly upon receipt of such exercise and such check, the Corporation will deliver or cause to be delivered to Grantee stock certificate(s) representing the number of shares of the Corporation's $.001 par value common stock purchased in accordance with the provisions of this Agreement and, during Grantee's lifetime, duly registered in the name of the Grantee and, at the Grantee's election, his or her spouse.

        3.     NONASSIGNABILITY. The Option may be exercised only by Grantee during his or her lifetime. The Grantee will not transfer or assign the Option, except by Will or the laws of intestate succession.

        4.     EXPIRATION. The Option shall terminate and expire at 4:00 pm Pacific Time on October 6, 2003, or as specified in Article XI of the Plan, whichever is earlier.

        5.     REPRESENTATIONS OF CORPORATION. During such time as the Option remains outstanding and unexpired, the Corporation will reserve for issuance, upon the exercise of the Option, the number of shares of the Corporation's $.001 par value common stock that are subject to the Option.

1

        6.     CAPITAL ADJUSTMENTS. (a) The existence of the Option shall not affect in any way the right or power of the Corporation or its stockholders to make or authorize any or all adjustments, recapitalizations, reorganizations, or other changes in the Corporation's capital structure or the Corporation's business, or any merger or consolidation of the Corporation or any issue of bonds, debentures, preferred stock having a preference to or affecting the Corporation's capital stock or the rights thereof, or the issuance of any securities convertible into any such capital stock or of any rights, options, or warrants to purchase any such capital stock, or the dissolution or liquidation of the Corporation, any sale or transfer of all or any part of the Corporation's assets or business, or any other act or proceeding of the Corporation, whether of a similar character or otherwise.

        (b) The securities wi th respect to which the Option is granted are shares of the $.001 par value common stock of the Corporation as presently constituted, but if and whenever, prior to the delivery by the Corporation of all the shares of the $.001 par value common stock with respect to which the Option is granted, the Corporation shall effect a subdivision or consolidation of shares or other capital readjustment, the payment of a stock dividend, or other increase or reduction of the number of shares of such common stock issued and outstanding without receiving compensation therefor in money, services, or property, the number of shares of such common stock then remaining subject to the Option shall (a) in the event of an increase in the number of outstanding shares of such common stock, be proportionately increased, and the cash consideration payable per share of such common stock shall be proportionately reduced; and (b) in the event of a reduction in the number of outstanding shares of such common stock, be proportionately reduced, and the cash consideration payable per share of such common stock shall be proportionately increased.

        7.     MERGER AND CONSOLIDATION. (a) Following the merger of one or more corporations with and into the Corporation or any consolidation of the Corporation and one or more corporations in which the Corporation is the surviving corporation, the exercise of the Option shall apply to the shares of common stock of the surviving corporation.

        (b) Notwithstanding any other provision of this Agreement, the Option shall terminate on the dissolution or liquidation of the Corporation, or on any merger or consolidation in which the Corporation is not the surviving corporation.

        8.     RIGHTS AS SHAREHOLDER. The Grantee will not be deemed to be the Grantee of any shares of the Corporation's $.001 par value common stock pursuant to the exercise of the Option until a stock certificate is delivered to the Grantee for those shares. No adjustment shall be made for dividends or other rights for which the record date is prior to the date such stock certificate is delivered.

2

        9.     BOARD OF DIRECTORS DETERMINATION FINAL. The interpretation of the Plan and this Agreement, including any inconsistency between the two documents, shall be reserved to and made by the Board of Directors of the Corporation provided for in the Plan.

      10.    GOVERNING LAW. This Agreement is granted and delivered in the State of Nevada and is intended to be construed and enforced pursuant to the laws thereof.

        IN WITNESS WHEREOF, this Option is executed on behalf of the Corporation and its duly authorized officers and by the Grantee as of the date specified in the preamble of this Agreement.

CORPORATION

Micron Enviro Systems, Inc.,

a Nevada corporation

By: /s/ Bernard McDougall______

Its: Bernard McDougall, President

By: /s/ Negar Towfigh__________

Its: Negar Towfigh, Secretary

GRANTEE

/s/ Jason Gigliotti________________
Jason Gigliotti

3

Exhibit 10.3

NONQUALIFIED STOCK OPTION AGREEMENT

        THIS NONQUALIFIED STOCK OPTION AGREEMENT ("Agreement") is made and entered into in duplicate this 8th day of July, 2003, by and among Micron Enviro Systems, Inc., a Nevada corporation ("Corporation"), and Graeme Sewell ("Grantee"), with respect to the following facts:

        Pursuant and subject to the Micron Enviro Systems, Inc. 2003 Stock Option Plan, a copy of which is furnished to the Grantee with a copy of this Agreement and the provisions of which, by this reference, are made a part of this Agreement as though specified completely and specifically verbatim in this Agreement ("Plan"), the Corporation's Board of Directors has determined that it is in the best interests of the Corporation and its stockholders to grant the option provided for herein to the Grantee. The parties agree as follows:

        1.     GRANT OF OPTION. For value received, the Corporation hereby grants to the Grantee the right and option to purchase, on the terms and subject to the conditions specified in this Agreement, ONE MILLION FIVE HUNDRED (1,500,000) shares of the Corporation's $.001 par value common stock. The purchase price shall be $0.02 per share.

        2.     TIME AND MANNER OF EXERCISE. From and after July 8, 2003, and during and until October 6, 2003, the Grantee shall have the right to purchase from the Corporation 1,500,000 shares of the Corporation's $.001 par value common stock ("Option"). The Grantee shall exercise the Option by delivery to the Corporation of a notice of exercise accompanied by a certified or cashier's check or promissory note in payment of the Option purchase price. Promptly upon receipt of such exercise and such check, the Corporation will deliver or cause to be delivered to Grantee stock certificate(s) representing the number of shares of the Corporation's $.001 par value common stock purchased in accordance with the provisions of this Agreement and, during Grantee's lifetime, duly registered in the name of the Grantee and, at the Grantee's election, his or her spouse.

        3.     NONASSIGNABILITY. The Option may be exercised only by Grantee during his or her lifetime. The Grantee will not transfer or assign the Option, except by Will or the laws of intestate succession.

        4.     EXPIRATION. The Option shall terminate and expire at 4:00 pm Pacific Time on October 6, 2003, or as specified in Article XI of the Plan, whichever is earlier.

        5.     REPRESENTATIONS OF CORPORATION. During such time as the Option remains outstanding and unexpired, the Corporation will reserve for issuance, upon the exercise of the Option, the number of shares of the Corporation's $.001 par value common stock that are subject to the Option.

        6.     CAPITAL ADJUSTMENTS. (a) The existence of the Option shall not affect in any way the right or power of the Corporation or its stockholders to make or authorize any or all adjustments, recapitalizations, reorganizations, or other changes in the Corporation's capital structure or the Corporation's business, or any merger or consolidation of the Corporation or any issue of bonds, debentures, preferred stock having a preference to or affecting the Corporation's capital stock or the rights thereof, or the issuance of any securities convertible into any such capital stock or of any rights, options, or warrants to purchase any such capital stock, or the dissolution or liquidation of the Corporation, any sale or transfer of all or any part of the Corporation's assets or business, or any other act or proceeding of the Corporation, whether of a similar character or otherwise.

        (b) The securities wi th respect to which the Option is granted are shares of the $.001 par value common stock of the Corporation as presently constituted, but if and whenever, prior to the delivery by the Corporation of all the shares of the $.001 par value common stock with respect to which the Option is granted, the Corporation shall effect a subdivision or consolidation of shares or other capital readjustment, the payment of a stock dividend, or other increase or reduction of the number of shares of such common stock issued and outstanding without receiving compensation therefor in money, services, or property, the number of shares of such common stock then remaining subject to the Option shall (a) in the event of an increase in the number of outstanding shares of such common stock, be proportionately increased, and the cash consideration payable per share of such common stock shall be proportionately reduced; and (b) in the event of a reduction in the number of outstanding shares of such common stock, be proportionately reduced, and the cash consideration payable per share of such common stock shall be proportionately increased.

        7.     MERGER AND CONSOLIDATION. (a) Following the merger of one or more corporations with and into the Corporation or any consolidation of the Corporation and one or more corporations in which the Corporation is the surviving corporation, the exercise of the Option shall apply to the shares of common stock of the surviving corporation.

        (b) Notwithstanding any other provision of this Agreement, the Option shall terminate on the dissolution or liquidation of the Corporation, or on any merger or consolidation in which the Corporation is not the surviving corporation.

        8.     RIGHTS AS SHAREHOLDER. The Grantee will not be deemed to be the Grantee of any shares of the Corporation's $.001 par value common stock pursuant to the exercise of the Option until a stock certificate is delivered to the Grantee for those shares. No adjustment shall be made for dividends or other rights for which the record date is prior to the date such stock certificate is delivered.

        9.     BOARD OF DIRECTORS DETERMINATION FINAL. The interpretation of the Plan and this Agreement, including any inconsistency between the two documents, shall be reserved to and made by the Board of Directors of the Corporation provided for in the Plan.

      10.    GOVERNING LAW. This Agreement is granted and delivered in the State of Nevada and is intended to be construed and enforced pursuant to the laws thereof.

        IN WITNESS WHEREOF, this Option is executed on behalf of the Corporation and its duly authorized officers and by the Grantee as of the date specified in the preamble of this Agreement.

CORPORATION

Micron Enviro Systems, Inc.,

a Nevada corporation

By: /s/ Bernard McDougall______

Its: Bernard McDougall, President

By: /s/ Negar Towfigh__________

Its: Negar Towfigh, Secretary

GRANTEE

/s/ Graeme Sewell________________
Graeme Sewell

Exhibit 23.2

Board of Directors

Micron Enviro Systems, Inc.

Vancouver, B.C.

INDEPENDENT AUDITOR'S CONSENT

We consent to incorporation by reference in this registration statement of Micron Enviro Systems, Inc. on Form S-8 of our report dated March 18, 2003, relating to the financial statements of Micron Enviro Systems, Inc. as of December 31, 2002, which report appears in the annual report on Form 10-KSB of Micron Enviro Systems, Inc.

/s/ Williams & Webster, P.S.

Spokane, Washington

July 31, 2003